Exhibit 10.3

Agreement

This Agreement shall be made and entered into among and between MB tech Inc. (hereinafter referred to as “MBTT”) and i-Plus Technologies Co., Ltd (hereinafter referred to as “IPT”) with mutual good faith under the following terms and conditions.

Article 1. Purpose

The purpose of this Agreement is to build comprehensive cooperative relationship between both Parties hereto under which MBTT shall acquire IPT by the means of cash or stock, and list on NASDAQ.

Article 2. Cooperative Matters

Both Parties shall cooperate with each other in performing the following matters hereunder.

1. Financing in domestic and overseas markets for manufacturing and management.

2. Merge & Acquisition through stock swap and cash investment.

3. Marketing of any and all IPT’s products in North America (including United States, Canada, Mexico)

4. Development of any and all matters that are to be carried out in mutual cooperation.

Article 3. Action Plan

1.

MBTT shall acquire 100 hundred percent (100%) of IPT shares at the estimated value of eight billion Korean Won (\8,000,000,000).

2.

MBTT shall, no later than March 31, 2004, invest two billon Korean Won (\2,000,000,000) into IPT’s new common stocks, which is equivalent to the amount of twenty five percent (25%) of total stock issued.

3.

MBTT shall issue new common stocks valued six billion Korean Won (\ 6,000,000,000) in exchange for one hundred percent (100%) of IPT shareholder’s stocks. The price of MBTT stock shall be fixed at the average of the closing bid price for 3 trading weeks immediately before the closing day, March 31. 2004. MBTT shall guarantee IPT the minimum number of eleven million and three hundred thousand (11,300,000) MBTT’s common stock even though the total market value of MBTT share exceeds six billion Korean Won. Foreign exchange rate shall be applied on the basis of the rate as publicly notified by the Bank of Korea dated on March 31. 2004.

4. The fund to be made through the issuance of new common stock shall be used only for the regular course of corporate operation, such as developing products and technologies, manufacturing, marketing, etc.

5. MBTT shall take full responsibility for any and all additional financing which may be required for R&D, manufacturing and operation of IPT after the acquisition as mentioned herein.

6. The representative director of IPT as one of the board members of MBTT shall take the same responsibility and right as the other MBTT’s board members to determine the company’s critical issues.

7. Both Parties shall with mutual good faith exert their utmost efforts to list MBTT on NASDAQ within two (2) years.

Article 4. Treatment of IPT Executive Officers and Employees after Acquisition

1.

MBTT shall guarantee to protect managerial and legal independence of the existing IPT’s management, staff and organization for seven (7) years after acquiring one hundred percent (100%) of IPT’s shares.

2.

IPT shall make its own stock compensation plan for IPT employees within one (1) year after acquisition. The specific action plan shall be designed by considering corporate objectives and the evaluation and performance of employees, which shall be confirmed by IPT’s CEO.

Article 5. Exclusive Negotiation Right

For sixty (60) days after the execution of this Agreement, IPT shall give MBTT an exclusive right to negotiate the cooperative matters as described in Article 2 hereof. IPT shall not negotiate the matters with any third party without MBTT’s prior consent.

Article 6. Dispute Settlement

Any and all disputes which may be raised in connection with this Agreement shall be settled with both Parties’ mutual agreement.

Article 7. Confidentiality

1. Any and all information or document furnished between both Parties shall be used only for such purposes as stated in agreements which already executed or to be executed among or between both Parties hereto, such as LOI, MOU, Agreement, and Contract.

2. In the event that one party shall be enforced to provide a 3rd party with the relevant information or document due to some unavoidable circumstances, the party shall provide the other party with a prior notice thereof who shall take all the preventive measures.

3. In the event that any damage shall be caused in breach of the provisions above, the breaching party shall be civilly and criminally liable for such damage whose amount shall be determined with mutual consultation.

.

Article 8. Expenses

Each Party shall bear its own expenses that may be raised in connection with the business carried out hereunder.

Article 9. Effect and Termination

1. This Agreement shall come into force from the date of signing, and remain valid until one party shall provide the other party with its intention of termination prior to three (3) months.

2. Termination of this Agreement shall not affect any business that may be carried out under the terms and conditions hereunder.

3. Both Parties shall perform the obligation as set forth in Article 7 hereof for two (2) years after the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their respective officers duly authorized and each party shall keep one copy.

January 17th. 2004

MB Tech Inc

iPlus Technologies Co. Ltd

CEO & President

CEO & President

Hanwook Bae

Daniel T. Hwang

/s/ Hanwook Bae

/s/ Daniel T. Hwang